Exhibit 99.1

Belo Reports Results for Third Quarter 2006

          DALLAS, Oct. 19 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.19 for the third quarter of 2006, including severance charges totaling $5.4 million related to a voluntary severance program at The Dallas Morning News, or $0.03 per share on an after-tax basis, $10 million in transition costs associated with the Company’s technology initiatives, or $0.06 per share on an after-tax basis, and $2.9 million in stock-based compensation expense, or $0.02 per share on an after-tax basis, all of which are incremental to the prior year.  In the third quarter of 2005, Belo reported net earnings per share of $0.20, which included a $3.5 million credit to network compensation, or an incremental $0.02 per share on an after-tax basis, and an estimated net earnings per share impact of $0.04 per share from lost revenues and incremental expenses related to Hurricanes Katrina and Rita.

          Robert W. Decherd, Belo’s chairman, president, and chief executive officer, said, “Belo continues to make steady progress in transforming its businesses to compete in an increasingly Internet-centric marketplace.  Our operations are evolving to reflect fundamental changes in media usage by consumers and advertisers, and we’re focused on shaping Belo’s businesses for outstanding performance both now and in the future.”

          Decherd commented on noteworthy highlights in the third quarter related to important strategic initiatives:

*

Major Web site redesigns were launched at several Belo television  stations with the full launch at all of the Company’s television and  newspaper operations expected by the end of November.  The revamped  sites bring consumers more immediate, personalized and interactive  content online and more robust search capabilities, while offering  advertisers a broader mix of advertising solutions.

*

The Company’s enterprise-wide plan to optimize technology capabilities  through consolidation and centralization is well underway.  When fully  implemented, Belo’s operations will be supported by a centrally- managed technology structure and expanded systems capabilities, which  will allow the Company to maintain a competitive technology platform.

*

The Dallas Morning News launched a Customer Value Management system,  an audience-focused initiative that supports Belo’s goal of growing  audiences profitably.  The CVM system, which will be subsequently  implemented at other Belo operating companies, accumulates market  intelligence that gives a complete view of each customer, allowing  Belo’s media companies to better serve the needs of both consumers and advertisers.

*

As part of a broad organizational realignment at The Dallas Morning  News focused on adapting the newspaper’s products to changes in media  usage in the Dallas/Fort Worth area, the Company completed a voluntary  severance program that will save approximately $10 million annually in  direct compensation and benefits.

*

The Dallas Morning News successfully completed implementation of the  circulation initiatives that were recommended by the Circulation  Review Team established in September 2004.  The newspaper’s  circulation distribution processes have been completely re-engineered,  and The Morning News now has one of the best distribution systems in  the industry.

          Thus far in 2006, Belo has repurposed more than $21 million from the Company’s annual expense base to help fund these and other forward-looking initiatives - all aimed at creating growth opportunities for the future.  Belo will continue to seek greater efficiencies in its ongoing operations and reallocate the necessary resources to support future growth opportunities.

          Third Quarter in Review

          Consolidated

          Belo’s consolidated revenue for the third quarter of 2006 increased 0.8 percent versus the third quarter of 2005 with Television Group revenue up 6.9 percent and Newspaper Group revenue down 4.2 percent.

          Total operating costs and expenses increased 1.7 percent versus the third quarter of the prior year with decreases in consolidated EBITDA and earnings from operations of 3.2 percent and 4.1 percent, respectively.  Belo’s third quarter results include an estimated $5.2 million in incremental circulation revenue and an estimated $3.7 million in incremental circulation expense associated with the change from a buy-sell arrangement with contractors to a fee-for-delivery system at The Dallas Morning News.  As noted above, the third quarter also included $5.4 million in severance expense related to the voluntary severance program at The Dallas Morning News, $10 million in transition costs associated with the Company’s technology initiatives, and $2.9 million in incremental stock-based compensation expense.

          Television Group

          Television Group revenue increased 6.9 percent in the third quarter versus the prior year including an 8.4 percent increase in spot revenues.  Local and national revenues increased 2.7 percent and 7.7 percent, respectively.  Political revenues were $7.5 million in the third quarter of 2006 compared with $1.5 million in the third quarter of 2005.  Political advertising was strong at our stations in Seattle/Tacoma, St. Louis, Phoenix, Hampton/Norfolk and Portland.  Advertising revenues associated with Belo’s television station Web sites continue to grow at a high rate, increasing 45 percent in the third quarter to $4.8 million, up from $3.3 million in the third quarter of 2005.

          Television Group segment costs and expenses were flat in the third quarter, including about one percentage point of variance related to incremental stock-based compensation expense.  Programming expense decreased 1.6 percent in the third quarter of 2006 versus the third quarter of the previous year.  Third quarter segment EBITDA for the Television Group increased 20 percent.

          Newspaper Group

          Newspaper Group total revenues decreased 4.2 percent in the third quarter of 2006, including the estimated increase in circulation revenue related to the change in distribution methods at The Dallas Morning News of $5.2 million.  Advertising revenue comparisons were not affected by this item.  Advertising revenues for the Newspaper Group decreased 5.5 percent in the third quarter versus last year.

          Newspaper Group classified revenues decreased two percent in the third quarter, retail revenues were down eight percent and general revenues were down 19 percent, while part-run advertising revenues increased 18 percent, related to new products launched at The Dallas Morning News.  Interactive ad revenues increased 42 percent in the third quarter.

          Newspaper Group segment costs and expenses decreased 2.7 percent versus the third quarter of 2005 due to tight expense controls on discretionary costs and a significant decrease in newsprint consumption, much of which was due to a planned reduction in state and third-party circulation at The Dallas Morning News.  Newsprint expense decreased 19 percent in the third quarter.  Newspaper Group expenses include the $3.7 million in estimated incremental circulation distribution expense at The Dallas Morning News, the $6.6 million in severance expense related to the voluntary severance program at The Morning News and the Company’s technology initiatives, and the incremental stock-based compensation expense.  Newspaper Group segment EBITDA decreased 11 percent in the third quarter.

          Newspaper Audience Reach

          Decherd noted, “Across the Company, our newspapers are focused on acquiring and retaining quality circulation and readership that provide our advertisers with the strongest possible return on their investment.  On April 1, 2006, we ceased including third-party barter circulation in reported circulation figures and limited other third-party initiatives to a benchmark of 3.5 percent of a newspaper’s reported circulation.  We believe this is the most stringent third-party policy in the industry.  In addition, we ceased distributing The Dallas Morning News to areas approximately 200 miles or more outside the Dallas/Fort Worth DMA.

          “These planned actions, along with other deliberate decisions, account for the majority of the projected circulation reductions for the September 2006 reporting period at Belo newspapers.  The Morning News will be down about 13 percent daily and 12 percent Sunday, with seven points of the daily variance and eight points of the Sunday variance related to the state circulation and third-party actions.  The Providence Journal will be down about 2.5 percent daily and eight percent Sunday, with five points of the Sunday decline due to third-party.  The Press-Enterprise will be down about four percent daily and down slightly on Sunday, with no third-party impact.

          “As many of you know, the Newspaper Association of America is actively engaged in developing readership as a metric to measure the value of newspapers to advertisers.  Jim Moroney, the publisher and chief executive officer of The Dallas Morning News, has been an active member of the NAA’s Newspaper Audience Leadership Committee, which includes senior newspaper executives representing large and small newspaper companies across the nation.  Scarborough Research, a leading media/market research firm accredited by the Media Rating Council, tracks print and online audience data for 100-plus newspapers representing most major markets.  Its data reveals a different and more complete picture of the audiences being reached by newspapers, particularly when combined with the audience of their associated Web sites.

          “For example, the readership of Belo newspapers has been largely unaffected by recent declines in circulation.  Scarborough Research data shows that Dallas/Fort Worth DMA readership of The Dallas Morning News in February 2006 (prior to the state and third-party circulation actions just described) was 2,066,000, virtually the same as in 2001 when readership was 2,073,000.  Readership at The Providence Journal has grown from 703,000 to 717,000 over the same period, an increase of two percent, and readership at The Press-Enterprise has grown from 554,000 in 2001 to 616,000 in 2006, an increase of 11 percent.

           “Furthermore, Belo newspapers are successfully extending their reach beyond the core printed product.  Combining the readership of our core printed products with incremental, non-duplicated audiences reached by their Web sites - and in Dallas/Fort Worth, our supplemental targeted products, Al Dia and Quick - the audience reach for Belo’s Newspaper Group increased more than ten percent from 2001 to 2006, including an almost 11 percent increase in audience reach at The Dallas Morning News.”

          Corporate

          Corporate segment costs and expenses were $24.3 million in the third quarter of 2006 as compared to $14.5 million in the third quarter of 2005, mostly due to expenses associated with transformational initiatives, i.e., approximately $9 million in transition costs associated with the enterprise-wide technology initiatives, and $1.6 million of stock-based compensation expense.  Belo’s total depreciation and amortization expense decreased slightly in the third quarter of 2006.

          Total debt at September 30, 2006, was $1.3 billion, with $1.05 billion in long-term debt and $249 million in short-term debt related to notes due in June 2007.  Belo used cash on hand from the 6.75 percent notes issued in May 2006 to retire $51 million of the original $300 million in 7.125 percent notes due in June 2007.  The Company repurchased 1.2 million shares in the third quarter for a total of $19 million and invested $29 million in capital expenditures.  Interest expense increased $1.4 million, or six percent, in the third quarter.  Belo’s leverage ratio, as defined in the Company’s credit facility, was 3.3 times at September 30, 2006.

          Non-GAAP Financial Measures

          A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.

          Fourth Quarter 2006 Outlook

          Regarding Belo’s outlook for the fourth quarter of 2006, Dunia A. Shive, Belo’s president/Media Operations, said, “We expect fourth quarter political revenue to be strong in Seattle/Tacoma, St. Louis, Portland, Phoenix and in Texas.  Belo’s Television Group expects to record more than $17 million of political revenue in October, fueling spot revenue growth of over 20 percent for the month.  For the fourth quarter overall, spot revenues are expected to increase in the low-double digits.

          “Revenue trends in the newspaper industry continue to be difficult to predict.  October advertising revenues are currently pacing down in the mid-single digits.

          “Revenue associated with Belo’s television and newspaper Web sites is expected to increase significantly in the fourth quarter, with increases similar to the first three quarters of 2006.

          “The impact of the change in circulation distribution methods at The Dallas Morning News on circulation revenues and expenses will moderate in the fourth quarter.  Incremental revenues and expenses are estimated at $3 million each.  The fourth quarter will include transition costs related to the Company’s technology initiatives, including severance, which are currently estimated at $3 million, and incremental stock-based compensation expense.  Also, fourth quarter expenses will include the remaining severance costs of approximately $2 million related to the voluntary severance program at The Dallas Morning News.

          “Operating costs and expenses are currently expected to increase in the mid-single digits in the fourth quarter.”

          Regarding Belo’s prospective guidance practices, Decherd noted, “Beginning in January, we’ll be providing general guidance about operating trends and corporate initiatives, but less specific financial guidance.  In the midst of transforming Belo’s businesses, and especially with the current newspaper advertising environment, we’ve found it difficult to predict revenues, expenses and earnings per share with enough clarity and precision to be useful to investors and analysts.  We continue to be committed to optimizing Belo’s current financial results.  However, we are intensely focused on the long-term growth of the Company and we believe most of our investors share this focus.  Accordingly, we’ll rely on our monthly statistical reports to provide insight into operating trends, together with our quarterly conference calls.”

          A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon.  The conference call will be simultaneously Webcast on the Company’s Web site (http://www.belo.com/invest ).  Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site.  To access the listen-only conference lines, dial 1-877-777-1973.  A replay line will be open from 4:30 p.m. CDT on October 19 until 11:59 p.m. CDT on October 26.  To access the replay, dial 800-475-6701 or 320-365-3844.  The access code for the replay is 843843.

          About Belo

          Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets.  A Fortune 1000 company with 7,400 employees and more than $1.5 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island.  Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets.  The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement.  Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX).  The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Dia in Dallas/Fort Worth, and El D and La Prensa in Riverside.  Belo operates more than 30 Web sites associated with its operating companies.  Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

          Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

          Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market (where the Company owns and operates market-leading television station WWL-TV, the CBS affiliate) from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.

BELO Corp.
Consolidated Statements of Earnings

	Three months ended September 30,		Nine months ended September 30,

In thousands, except per share amounts (unaudited)	2006	2005	2006	2005

Net Operating Revenues	$376,395	$373,420	$1,151,675	$1,113,834
Operating Costs and Expenses
Salaries, wages and employee benefits	145,098	137,358	435,936	409,564
Other production, distribution and operating costs	120,313	116,205	355,739	319,754
Newsprint, ink and other supplies	30,715	37,149	101,620	104,107
Depreciation	21,575	21,612	65,663	65,858
Amortization	2,087	2,087	6,261	6,293
Total operating costs and expenses	319,788	314,411	965,219	905,576
Earnings from operations	56,607	59,009	186,456	208,258
Other income and expense
Interest expense	(24,944)	(23,536)	(73,036)	(68,048)
Other income (expense), net (A)	260	524	9,960	1,365
Total other income and expense	(24,684)	(23,012)	(63,076)	(66,683)
Earnings
Earnings before income taxes	31,923	35,997	123,380	141,575
Income taxes	12,705	13,856	44,203	53,813
Net earnings	$19,218	$22,141	$79,177	$87,762
Net earnings per share
Basic	$.19	$.20	$.76	$.78
Diluted	$.19	$.20	$.76	$.77
Average shares outstanding
Basic	102,153	111,784	104,186	113,081
Diluted	102,251	113,323	104,472	114,677
Cash dividends declared per share	$0.25	$0.20	$0.35	$0.30

Certain amounts have been reclassified to conform to the current presentation.

Note A:	Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other miscellaneous income (expense).

BELO Corp.
Consolidated Condensed Balance Sheets

In thousands	September 30, 2006	December 31, 2005

Assets
Current assets
Cash and temporary cash investments	$43,546	$33,243
Accounts receivable, net	245,558	262,240
Other current assets	66,709	60,794
Total current assets	355,813	356,277
Property, plant and equipment, net	530,523	534,112
Intangible assets, net	2,576,305	2,582,566
Other assets	111,751	116,258
Total assets	$3,574,392	$3,589,213
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$55,574	$91,210
Accrued expenses	103,536	97,142
Short term debt	249,350	—
Other current liabilities	75,077	59,077
Total current liabilities	483,537	247,429
Long-term debt	1,048,924	1,244,875
Deferred income taxes	442,536	445,730
Other liabilities	122,455	117,698
Total shareholders’ equity	1,476,940	1,533,481
Total liabilities and shareholders’ equity	$3,574,392	$3,589,213

Note:  Certain amounts have been reclassified to conform to the current presentation.

BELO Corp.
Segment Information

	Three months ended September 30, 2006		Nine months ended September 30, 2006

In thousands (unaudited)	2006	2005	2006	2005

Television Group
Net operating revenues	$179,137	$167,500	$547,155	$511,788
Segment costs and expenses	109,284	109,231	327,144	319,082
Segment EBITDA	$69,853	$58,269	$220,011	$192,706
Newspaper Group
Net operating revenues	$197,258	$205,920	$604,520	$602,046
Segment costs and expenses	162,527	167,019	496,974	469,740
Segment EBITDA	$34,731	$38,901	$107,546	$132,306
Corporate
Segment costs and expenses	$24,315	$14,462	$69,177	$44,603

Certain amounts have been reclassified to conform to the current presentation.

Note 1:

Belo’s management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees.  Segment EBITDA represents a segment’s earnings before interest expense, income taxes, depreciation and amortization.  Other income (expense), net is not allocated to the Company’s operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

BELO Corp.
Consolidated EBITDA
In thousands (unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands (unaudited)
	2006	2005	2006	2005

Consolidated EBITDA (A)	$80,529	$83,232	$268,340	$281,774
Depreciation and Amortization	(23,662)	(23,699)	(71,924)	(72,151)
Interest Expense	(24,944)	(23,536)	(73,036)	(68,048)
Income Taxes	(12,705)	(13,856)	(44,203)	(53,813)
Net Earnings	$19,218	$22,141	$79,177	$87,762

Note A:

The Company defines EBITDA as net earnings before interest expense, income taxes, depreciation and amoritzation. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”).

Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets, senior management bonus and performance comparisons against our peer group of companies, as well as capital spending and other investing decisions.  EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance.

Belo Corp.
Fourth Quarter 2006 Guidance
As of 10/19/06

Item	Guidance

Television Group October spot revenue	Expected to increase more than 20 percent

Fourth quarter spot revenue	Expected to increase low- double digits

Newspaper Group
October advertising revenue	Currently pacing down mid- single digits

Other Items
Fourth quarter transition costs related to technology initiatives	Expected to be approximately $3 million

Fourth quarter severance expenses related to the voluntary severance program at The Dallas Morning News	Expected to be about $2 million

Total operating costs and expenses	Expected to increase mid- single digits

SOURCE  Belo Corp.
          -0-                             10/19/2006
          /CONTACT:  Carey Hendrickson, vice president-Investor Relations & Corporate Communications of Belo Corp., +1-214-977-6626/
          /Web site:  http://www.belo.com
                            http://www.belo.com/invest /